UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 1.01. Entry into a Material Definitive Agreement.

GrafTech International Ltd. (“GrafTech”) has announced, that on September 5, 2013, Lindon G. Robertson, Vice President and Chief Financial Officer, has left GrafTech to pursue other opportunities.

On September 6, 2013, GrafTech entered into an agreement with Mr. Robertson in connection with his departure from GrafTech. The agreement is subject to revocation by Mr. Robertson on or before September 13, 2013. Mr. Robertson has agreed to provide transition assistance to GrafTech related to business matters which took place during his term of employment. He will be entitled to regular payments equivalent to his monthly base salary through March 15, 2014, plus payment for unused vacation for 2013, and will retain his rights with respect to 30,279 unvested shares as restricted stock units, of which 6,200 shares will time vest on November 27, 2013, 4,133 shares will time vest on December 13, 2013, and 19,946 shares will time vest on July 18, 2014. He will retain his rights with respect to 16,600 unvested stock options, of which 8,267 options with an exercise price of $9.51 per share will time vest on November 27, 2013 and 8,333 options with an exercise price of $13.89 per share will time vest on December 13, 2013. The restricted stock units and stock options are subject to the other terms and conditions of the applicable underlying award agreements. All other unvested shares of restricted stock units and unvested stock options held by Mr. Robertson were forfeited in accordance with their terms.

Item 8.01. Other Events.

On September 11, 2013, GrafTech issued a press release regarding the foregoing. A copy of such press release is furnished as Exhibit 99.1 to, and incorporated by reference in, this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated September 11, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: September 11, 2013	By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary